Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We consent to the incorporation by reference in the No. 333-221429 on Form S-8, No. 333-217675 on Form S-3, and No. 333-214080 on Form S-8, of Goodrich Petroleum Corporation of information relating to Goodrich Petroleum Corporation's estimated proved reserves as set forth under the captions "Part I, Items 1 and 2. Business and Properties – Oil and Natural Gas Reserves" in Goodrich Petroleum Corporation's Annual Report on Form 10-K for the year ended December 31, 2020 and to the inclusion of our report dated March 10, 2021 in Goodrich Petroleum Corporation's Annual Report on Form 10-K for the year ended December 31, 2020.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:  /s/ Danny D. Simmons

      Danny D. Simmons, P.E.

      President and Chief Operating Officer

Houston, Texas

March 12, 2021